PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:   Gregory J. Kreis, President & CEO
                       Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces a 17.9% Increase in 1st Quarter Net Income Compared to the Prior Year

Oswego, New York April 27 2006. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), reported net income of $224,000 for the quarter ended March 31, 2006 compared to $190,000 for the same period of 2005. Diluted earnings per share for the first quarter of 2006 increased to $0.10 as compared to $0.07 for the same period in 2005.

Gregory J. Kreis, President and CEO, said that, “We are pleased to report an increase in earnings for the first quarter 2006 over the same period last year. The first quarter is traditionally our softest quarter for earnings but we are pleased with the increase in our net interest margin and with growth in our loan portfolio. ”

Kreis went on to say that, “The Board of Directors of Bridge Street Financial, Inc. recently announced a planned acquisition by Alliance Financial Corporation. The acquisition is subject to approval of the shareholders of both companies and the receipt of all regulatory approvals. It is anticipated that the transaction will close by the fourth quarter of this year. We are pleased with this transaction and look forward to becoming a part of a dynamic company such as Alliance.”

Net interest income for the quarter ended March 31, 2006 increased $94,000 to $1,823,000 compared to $1,729,000 for the same period in 2005. The increase in net interest income resulted primarily from an increase in loans outstanding, increased yield on loans and securities and lower borrowing costs which were partially offset by increased interest expense on interest bearing deposits. Net interest margin for the first quarter of 2006 increased 12 basis points to 4.07% as compared to the same period in 2005 and increased 11 basis points compared to the fourth quarter of 2005. Non-interest income for the quarter ended March 31, 2006 increased by $195,000 to $1,211,000 compared to $1,016,000 for the same period in 2005. The increase in non-interest income was due to an increase in non-interest income of $214,000 from Ladd’s Agency, which was acquired by the Company in March 2005, and was partially offset by an $18,000 decrease in gains on the sale of loans, a $5,000 loss on the sale of securities and a $32,000 reduction in other non-interest income. The provision for loan losses for the quarter ended March 31, 2006 was $117,000 compared to $116,000 for the same period in 2005. Operating expenses for the first quarter of 2006 increased $266,000 over the same period in 2005 due primarily to a $289,000 increase in operating expense for Ladd’s Agency. The increase in the operating expense for Ladd’s Agency was the result of there being two additional months of expense in 2006 compared to the first quarter of 2005.

Total assets decreased by $1.1 million to $227.4 million at March 31, 2006 compared to $228.5 million at December 31, 2005. The reduction in total assets is due primarily to a $2.4 million reduction in securities available for sale which was partially offset by $1.5 million increase in loans. Total deposits were $174.0 million at March 31, 2006 as compared to $174.5 million at December 31, 2005. The allowance for loan losses as a percentage of nonperforming loans decreased to 92.18% at March 31, 2006 compared to 133.59% at December 31, 2005.

Return on average equity for the quarter ended March 31, 2006 was 3.41% annualized compared to 2.53% annualized for the same period in 2005. Return on average assets was 0.40% annualized for the quarter ended March 31, 2006 compared to 0.35% annualized for the same period in 2005.

The Board of Directors of Bridge Street Financial, Inc., declared a regular quarterly dividend of nine cents per share to shareholders of record on May 4, 2006 and payable on or about May 25, 2006.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

BRIDGE STREET FINANCIAL, INC.
FINANCIAL DATA (Unaudited)
March 31, 2006

(Dollars in thousands, except per share data)

	For the quarter ended
Income Statement Data:	3/31/2006	12/31/2005	3/31/2005

Interest income	$2,895	$2,851	$2,530
Interest expense	1,072	1,047	801
Net interest income	1,823	1,804	1,729
Provision for loan losses	117	119	116
Net interest income
after provision for losses	1,706	1,685	1,613

Noninterest income	1,211	1,495	1,016
Operating expenses	2,660	2,725	2,394
Income before taxes	257	455	235
Income taxes	33	79	45

Net income	$224	$376	$190

Basic earnings per share	0.10	0.17	0.08
Diluted earnings per share	0.10	0.16	0.07

Interest rate spread (a)	3.65%	3.56%	3.51%
Net interest margin (a)	4.07%	3.96%	3.95%
Return on average assets	0.40%	0.66%	0.35%
Return on average equity	3.41%	5.72%	2.53%

Balance Sheet Data:	3/31/2006	12/31/2005	3/31/2005

Investments	$41,018	$43,671	$53,935
Loans	150,613	149,127	132,692
Allowance for loan losses	(1,438)	(1,376)	(1,344)
Total assets	227,400	228,504	223,636

Deposits	174,033	174,538	162,658
Borrowings	22,084	22,120	26,770
Shareholders' equity	26,254	26,147	29,785
Shares outstanding, net (b)	2,260,488	2,256,085	2,491,792
Book value per share	11.61	11.59	11.95

Nonperforming assets
to total assets (c)	0.69%	0.45%	0.37%
Allowance to nonperforming loans	92.18%	133.59%	170.34%
Equity to assets	11.55%	11.44%	13.32%

(a)	Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b)	Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c)	Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.